Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-260910, 333-254714, 333-226839, 333-226837, 333-217437, 333-213345, 333-209395, 333-192248 and 333-181324 on Form S-8 and Registration Statement No. 333-252224 on Form S-3, of our report dated June 10, 2022, relating to the consolidated financial statements of Organovo Holdings, Inc. as of March 31, 2022 and 2021, and for each of the two years in the period ended March 31, 2022, included in this Annual Report on Form 10-K for the year ended March 31, 2022.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 10, 2022